Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our report dated March 3, 2006, with respect to the consolidated financial statements and schedule of FTI Consulting, Inc., FTI Consulting, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of FTI Consulting, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

Name	Registration Number	Date Filed
Registration Statements on Form S-8
Employee Stock Purchase Plan	333-30173	June 2, 1997
1997 Stock Option Plan	333-30357	June 30, 1997
1997 Stock Option Plan, as Amended	333-32160	March 10, 2000
1997 Stock Option Plan, as Amended and Employee Stock Purchase Plan, as Amended	333-64050	June 28, 2001
1997 Stock Option Plan, as Amended and Employee Stock Purchase Plan, as Amended	333-92384	July 15, 2003
Employee Stock Purchase Plan, as Amended	333-105741	May 30, 2003
Employee Stock Purchase Plan, as Amended	333-115786	May 24, 2004
2004 Long-term Incentive Plan	333-115787	May 24, 2004
Employee Stock Purchase Plan, as Amended	333-125104	May 20, 2005

Registration Statement on Form S-3
$150.0 million in principal amount of 3 3/4% Convertible Senior Subordinated Notes due July 15, 2012	333-129715	November 15, 2005

/s/ Ernst & Young LLP

Baltimore, Maryland

March 3, 2006